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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

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

                                        State of Incorporation/
Name of Entity                          Jurisdiction & Date           Doing Business As
--------------                          ----------------------        -----------------
DST International Limited               United Kingdom - 8/21/92
DST Systems of California, Inc.         Delaware - 4/10/95
West Side Investments, Inc.             Nevada - 2/11/98

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Note: Significant subsidiaries as calculated under Rule 1-02(w) of Regulation
S-X, listed in alphabetical order.

DST International Limited represents the consolidation of nine international subsidiaries, each of which is engaged in the Company's Financial Services Segment. DST International Limited is not a significant subsidiary under Rule 1-02(w) of Regulation S-X as of December 31, 2000.

DST Systems of California, Inc. represents the consolidation of ten U.S. and four international subsidiaries, primarily engaged in the Company's Output Solutions and Customer Management Segments.

West Side Investments, Inc. represents the consolidation of two U.S. subsidiaries, primarily engaged in the Company's Investments and Other Segment.